Exhibit 3.2
STATE OF DELAWARE
CERTIFICATE OF CORRECTION
TO TWELFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

OUTBRAIN INC.

Outbrain Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.)The name of the corporation is Outbrain Inc. (the “Corporation”).

2.)That the Twelfth Amended and Restated Certificate of Incorporation was filed on behalf of the Corporation with the Office of the Delaware Secretary of State on July 27, 2021, and that said Certificate requires correction as permitted by the terms and provisions of Section 103 of the General Corporation Law of the State of Delaware.

3.)The inaccuracy or defect of said Certificate to be corrected is as follows:

The total number of shares of all classes of capital stock, which the Corporation shall have authority to issue, is inaccurately and incorrectly set forth being “1,100,000,000,000.”

4.)Article IV of the Twelfth Amended and Restated Certificate of Incorporation of the Corporation is hereby corrected such that the first paragraph shall read in its entirety as follows:

A.Classes of Stock. The total number of shares of all classes of capital stock, which the Corporation shall have authority to issue is 1,100,000,000 shares, of which 1,000,000,000 shares, par value of $0.001 each shall be Common Stock (the “Common Stock”), and 100,000,000 shares, par value $0.001 each shall be Preferred Stock (the “Preferred Stock”).

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the 25th day of August, 2021.

By: /s/ Veronica Gonzalez
Name: Veronica Gonzalez
Title: General Counsel and Secretary